Exhibit 99.1

News > Smith-Midland > Financial > 2011 Results
April 16, 2012

SMC Announces Financial Results for the Year Ended December 31, 2011

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the company reported total revenue of approximately $26.7 million for 2011 as compared to $31.7 million for 2010, a decrease of approximately $5.0 million, or 16%. The pre-tax loss for 2011 was approximately $488,000 compared to pre-tax income of $3.9 million for 2010, or a decrease of $4.3 million. The Company had a net loss of approximately $352,000 for 2011, as compared to net income of approximately $2.4 million in 2010, a decrease of $2.8 million. The basic and diluted loss per share was $.07 for 2011, while basic and diluted earnings per share were $.51 and $.50, respectively, in 2010.

Rodney Smith, Chairman and CEO stated, “2010 and 2009 were record breaking years for the Company with respect to sales and net income, while 2011 was disappointing at best. The Company started the year in a profitable manner, however, this gave way to losses in the second half of the year due to major project delays. From a positive perspective, the Company was able to minimize its losses with its lean initiatives, its product diversity and management's ability to reduce certain expenses to be more in line with production levels. With the economy slowly improving, we expect in 2012 to see sales pick up gradually during the year. We are operating the Company with a near term goal of returning to profitability as quickly as possible and with our 25 year goals clearly in front of us.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com